Exhibit 10.1

October 17, 2018
OFFER LETTER

Robert Beeler

Dear Rob:

It is a pleasure to offer you a position on the Carbonite team! This Offer Letter serves to confirm the details of our employment offer as follows:

Position:	Senior Vice President, Products & Engineering

Status:	Full-time, Regular, Exempt

Reporting to:	Chief Executive Officer
Compensation:
Base salary of $11,538.46 bi-weekly, which is the equivalent of $300,000.00 annually, paid in accordance with the Company’s normal payroll procedures.
All forms of compensation which are referred to in this offer letter are subject to reduction to reflect applicable withholding, payroll and other required taxes and deductions. Please note that Carbonite may modify salaries and benefits from time to time as it deems necessary.

Bonus:
You will be eligible for an incentive bonus of 45% of your base salary. The timing and amount of any bonus is subject to the discretion and approval of the Compensation Committee of the Board of Directors. See the Company’s Bonus Plan for additional terms and conditions.

Benefits:	See Appendix A

Equity:
$400,000.00 in value of Restricted Stock Units of Carbonite’s common stock, vesting over four years with 25% vesting on your first anniversary of your employment start date as Senior Vice President, Products & Engineering, and the balance vesting in equal annual installments thereafter. All equity grants described in this Section are subject to approval by Carbonite’s Compensation Committee. Specific terms of the equity are governed by Carbonite’s 2011 Equity Award Plan and separate equity award agreements.

Severance:
You shall be eligible for an aggregate one-time payment of six months’ pay, based on your base salary or base wages at the time of termination, in the event you are terminated other than for Cause, as defined in the 2011 Equity Award Plan. In the event a termination is the result of a Change of Control, as defined in the 2011 Equity Award Plan, you shall be eligible for an additional six months’ pay based on your base salary or base wages at the time of termination and your total target bonus as if it had been achieved at 100%. Specific terms of the severance payments and any other applicable benefits are governed by Carbonite’s Senior Executive Severance Plan.

Exhibit 10.1

At-Will Employment:
Your employment with Carbonite is for no specified period of time and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, Carbonite is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Other Agreements:
All Carbonite employees are required, as a condition of your employment with Carbonite, to sign, on or before your first day of employment, the Company’s Confidentiality, Invention Assignment and Nonsolicitation Agreement. Please retain a signed copy for your files. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed.

You agree that, during the term of your employment with Carbonite, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Carbonite is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Carbonite.

This Offer Letter, along with the Carbonite Confidentiality, Invention Assignment and Nonsolicitation Agreement, set forth the terms of your employment with Carbonite and supersede any prior representations or agreements, whether written or oral.

Expected Start Date:	On or Before October 21, 2018

Expiration and Modification	This Offer Letter may not be modified or amended except by a written agreement, signed by an authorized signatory of Carbonite and by you. This offer will expire at 5pm, EST on October 17, 2018.
Sincerely, /s/ Alec Carstensen __________________________ Alec Carstensen VP, HR and Talent Acquisition
_____________________________________________________________________________________________

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer of employment from Carbonite as set forth in the Offer Letter dated October 17, 2018. I understand and acknowledge that my employment with Carbonite is at-will, for no particular term or duration and that I, or Carbonite, may terminate the employment relationship at any time, with or without cause and with or without prior notice. I acknowledge that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and that my job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

I understand and agree that the terms and conditions set forth in the Offer Letter represent the entire agreement between Carbonite and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in this Offer Letter, along with the Carbonite Confidentiality, Invention Assignment and Nonsolicitation Agreement are the terms and conditions of my employment. No one other than Carbonite’s Chief Executive Officer or Chief Financial Officer is authorized to sign any employment or other agreement which modifies the terms of the Offer Letter and Carbonite's Carbonite Confidentiality, Invention Assignment and Nonsolicitation Agreement, and any such modification must be in writing and signed by either such executive.

Signature:	/s/ Robert Beeler
Name:	Robert Beeler
Date:	October 17, 2018